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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-52189 of Temple-Inland Inc. on Form S-3 and Registration Statement Nos. 33-23132, 33-25650, 33-32124, 33-43802, 33-48034, 33-54388, 33-63104, 333-27469
and 333-33702 of Temple-Inland Inc. on Form S-8 of our report dated October 31, 2001, except for Notes 1, 8, 11, 12 and 15, as to which the date is December 10, 2001, related to the consolidated financial statements of Gaylord Container Corporation and subsidiaries for the year ended September 30, 2001, appearing in this Current Report on Form 8-K of Temple-Inland Inc. dated February 28, 2002.

Deloitte & Touche LLP

Chicago, Illinois
March 8, 2002